Exhibit 99.1

e.l.f. Beauty Announces Fourth Quarter and Full Fiscal 2023 Results
– Delivered 48% Net Sales Growth in Fiscal 2023 –

– Gained Market Share for Fourth Consecutive Year –

– Provides Fiscal 2024 Outlook –
OAKLAND, California; May 24, 2023 — e.l.f. Beauty (NYSE: ELF) today announced results for the three and twelve months ended March 31, 2023.
“Our outstanding results in fiscal 2023 underscore the power of the e.l.f. brand and the world class team at e.l.f. Beauty,” said Tarang Amin, e.l.f. Beauty's Chairman and Chief Executive Officer. "We grew net sales by 78% in Q4, marking our seventeenth consecutive quarter of net sales growth. We gained 270 basis points of market share in the quarter and increased our ranking to the number three U.S. Mass Cosmetics brand for the first time, according to Nielsen. As we look ahead, we believe we are still in the early innings of unlocking the full potential we see for e.l.f. Beauty."

Fourth Quarter Fiscal 2023 Review
For the three months ended March 31, 2023, compared to the three months ended March 31, 2022:
•Net sales increased 78% to $187.4 million, primarily driven by strength across our retailer and e-commerce channels.

•Gross margin increased approximately 470 basis points to 69%, primarily driven by pricing, lower transportation costs, product mix and cost savings.

•Selling, general and administrative expenses ("SG&A") increased $55.7 million to $121.1 million, or 65% of net sales. Adjusted SG&A (SG&A excluding the items identified in the reconciliation table below) was $113.9 million, or 61% of net sales. The year over year increase in SG&A dollars was primarily due to an increase in marketing and digital spend, operations costs, and compensation and benefits.

•Net income was $16.2 million on a GAAP basis. Adjusted net income (net income excluding the items identified in the reconciliation table below) was $23.8 million.

•Diluted earnings per share were $0.29 on a GAAP basis. Adjusted diluted earnings per share (diluted earnings per share calculated with adjusted net income excluding the items identified in the reconciliation table below) were $0.42.

•Adjusted EBITDA (EBITDA excluding the items identified in the reconciliation table below) was $21.2 million, or 11% of net sales, up 66% year over year.

Full Year Fiscal 2023 Review
For the twelve months ended March 31, 2023, compared to the twelve months ended March 31, 2022:
•Net sales increased 48% to $578.8 million, primarily driven by strength across our retailer and e-commerce channels.

•Gross margin increased approximately 330 basis points to 67%, primarily driven by pricing, cost savings and product mix, partially offset by inventory adjustments.

•SG&A increased $100.3 million to $322.3 million, or 56% of net sales. Adjusted SG&A was $293.2 million, or 51% of net sales. The year over year increase in SG&A dollars was primarily due to an increase in marketing and digital spend, compensation and benefits, operations costs, retail fixturing and visual merchandising costs.

•Net income was $61.5 million on a GAAP basis. Adjusted net income was $91.8 million.

•Diluted earnings per share were $1.11 on a GAAP basis. Adjusted diluted earnings per share were $1.66.

•Adjusted EBITDA was $116.8 million, or 20% of net sales, up 56% year over year.

Balance Sheet
The Company ended fiscal 2023 with $120.8 million in cash and cash equivalents and $60.9 million of long-term debt and finance lease obligations, as compared to $43.4 million in cash and cash equivalents and $91.1 million of long-term debt and finance lease obligations at the end of fiscal 2022.
Fiscal 2024 Outlook
The Company is providing the following outlook for fiscal 2024. When compared to fiscal 2023, the outlook for fiscal 2024 reflects an expected 22-24% increase in net sales.

	Fiscal 2024 Outlook	Fiscal 2023
Net sales	$705-720 million	$579 million
Adjusted EBITDA	$144.5-147.5 million	$116.8 million
Adjusted effective tax rate	21-22%	10%
Adjusted net income	$98.5-100.5 million	$91.8 million
Adjusted diluted earnings per share	$1.73-1.76	$1.66
Weighted average diluted shares outstanding	57 million	55 million
Webcast Details
The Company will hold a webcast to discuss the results from its fourth quarter fiscal 2023 today, May 24, 2023, at 4:30 p.m. Eastern Time. The webcast will be broadcast live at https://investor.elfbeauty.com/news-and-events/events. For those unable to listen to the live broadcast, an archived version will be available at the same location.

About e.l.f. Beauty
e.l.f. Beauty, Inc. builds brands designed to disrupt industry norms, shape culture and connect communities through positivity, inclusivity and accessibility. Our deep commitment to clean, cruelty-free beauty at an incredible value has fueled the success of our flagship brand e.l.f. Cosmetics since 2004 and driven our portfolio expansion. Today, our multi-brand portfolio includes e.l.f. Cosmetics, e.l.f. SKIN, pioneering clean-beauty brand Well People and Keys Soulcare, a groundbreaking lifestyle beauty brand created with Alicia Keys. Our family of brands is available online and across leading beauty, mass market and specialty retailers in the U.S., and has a growing international presence.

Learn more by visiting https://investor.elfbeauty.com.

Note Regarding non-GAAP Financial Measures
This press release includes references to non-GAAP measures, including adjusted EBITDA, adjusted net income and adjusted diluted earnings per share. The Company presents these non-GAAP measures because its management uses them as supplemental measures in assessing its operating performance, and believes they are helpful to investors, securities analysts and other interested parties in evaluating the Company’s performance. The non-GAAP measures included in this press release are not measurements of financial performance under GAAP and they should not be considered as alternatives to measures of performance derived in accordance with GAAP. In addition, these non-GAAP measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. The Company’s definitions and calculations of these non-GAAP measures are not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.

Adjusted EBITDA excludes expense or income related to restructuring of operations, stock-based compensation, loss on extinguishment of debt and other non-cash and non-recurring items. Such other non-cash or non-recurring items historically include legal settlements, pre-launch costs to develop the Company’s brand, Keys Soulcare, third-party costs related to M&A due diligence, and amortization of internal-use software costs related to cloud applications. Adjusted SG&A excludes expense related to stock-based compensation and other non-cash and non-recurring items. Such other non-cash or non-recurring items historically include legal settlements, pre-launch costs to develop the Company’s brand, Keys Soulcare and third-party costs related to M&A due diligence. Adjusted effective tax rate is the tax rate when excluding the pre-tax impact of expense or income related to restructuring of operations, stock-based compensation, other non-cash and non-recurring items, amortization of acquired intangible assets, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the impact was incurred. Adjusted net income excludes expense or income related to restructuring of operations, stock-based compensation, other non-cash and non-recurring items, loss on extinguishment of debt, amortization of acquired intangible assets and the tax impact of the foregoing adjustments. Such other non-cash or non-recurring items, which historically include legal settlements, pre-launch costs to develop the Company’s brand, Keys Soulcare, and third-party costs related to M&A due diligence.

With respect to the Company’s expectations under “Fiscal 2024 Outlook” above, the Company is not able to provide a quantitative reconciliation of the adjusted EBITDA, adjusted net income and adjusted diluted earnings per share guidance non-GAAP measures to the corresponding net income and diluted earnings per share GAAP measures without unreasonable efforts. The Company cannot provide meaningful estimates of the non-recurring charges and credits excluded from these non-GAAP measures due to the forward-looking nature of these estimates and their inherent variability and uncertainty. For the same reasons, the Company is unable to address the probable significance of the unavailable information.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to the Company's outlook for fiscal 2024 under “Fiscal 2024 Outlook” above and those statements that we believe we are still in the early innings of unlocking the full potential we see for e.l.f. Beauty. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward looking statements include, among other things, the risks and uncertainties that are described in the Company's most recent Annual Report on Form 10-K, as updated from time to time in the Company's SEC filings, as well as the Company’s ability to effectively compete with other beauty companies; the Company’s ability to successfully introduce new products; the Company’s ability to attract new retail customers and/or expand business with its existing retail customers; the Company’s ability to optimize shelf space at its key retail customers; the loss of any of the Company’s key retail customers or if the general business performance of its key retail customers declines; and the Company’s ability to effectively manage its SG&A and other expenses. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Investors:	Media:
KC Katten	Melinda Fried
VP, Corporate Development & Investor Relations, e.l.f. Beauty KKatten@elfbeauty.com	Head of Corporate Communications, e.l.f. Beauty mfried@elfbeauty.com

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of operations and comprehensive income (loss)
(unaudited)
(in thousands, except share and per share data)

	Three months ended March 31,		Twelve months ended March 31,
	2023	2022	2023	2022

Net sales	$187,357	$105,135	$578,844	$392,155
Cost of sales	58,231	37,635	188,448	140,423
Gross profit	129,126	67,500	390,396	251,732
Selling, general and administrative expenses	121,081	65,332	322,253	221,912
Restructuring (income) expense	—	(18)	—	50
Operating income	8,045	2,186	68,143	29,770
Other expense (income), net	320	(484)	(1,875)	(1,438)
Interest expense, net	(106)	(529)	(2,018)	(2,441)
Loss on extinguishment of debt	—	—	(176)	(460)
Income before provision for income taxes	8,259	1,173	64,074	25,431
Income tax benefit (provision)	7,987	383	(2,544)	(3,661)
Net income	$16,246	$1,556	$61,530	$21,770
Comprehensive income	$16,246	$1,556	$61,530	$21,770
Net income per share:
Basic	$0.31	$0.03	$1.17	$0.43
Diluted	$0.29	$0.03	$1.11	$0.41
Weighted average shares outstanding:
Basic	53,189,447	51,273,325	52,474,811	50,940,808
Diluted	56,641,510	53,778,530	55,337,554	53,654,303

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated balance sheets
(unaudited)
(in thousands, except share and per share data)

	March 31, 2023	March 31, 2022
Assets
Current assets:
Cash and cash equivalents	$120,778	$43,353
Accounts receivable, net	67,928	45,567
Inventory, net	81,323	84,498
Prepaid expenses and other current assets	33,296	19,611
Total current assets	303,325	193,029
Property and equipment, net	7,874	10,577
Intangible assets, net	78,041	86,163
Goodwill	171,620	171,620
Investments	2,875	2,875
Other assets	31,866	30,368
Total assets	$595,601	$494,632

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$5,575	$5,786
Accounts payable	31,427	19,227
Accrued expenses and other current liabilities	70,974	40,004
Total current liabilities	107,976	65,017
Long-term debt and finance lease obligations	60,881	91,080
Deferred tax liabilities	3,742	9,593
Long-term operating lease obligations	11,201	15,744
Other long-term liabilities	784	769
Total liabilities	184,584	182,203

Commitments and contingencies

Stockholders' equity:
Common stock, par value of $0.01 per share; 250,000,000 shares authorized as of March 31, 2023 and March 31, 2022; 53,770,482 and 52,243,764 shares issued and outstanding as of March 31, 2023 and March 31, 2022, respectively	535	515
Additional paid-in capital	832,481	795,443
Accumulated deficit	(421,999)	(483,529)
Total stockholders' equity	411,017	312,429
Total liabilities and stockholders' equity	$595,601	$494,632

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of cash flows
(unaudited)
(in thousands)

	Twelve months ended March 31,
	2023	2022
Cash flows from operating activities:
Net income	$61,530	$21,770
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,164	27,083
Restructuring expense	—	50
Stock-based compensation expense	29,117	19,646
Amortization of debt issuance costs and discount on debt	346	394
Deferred income taxes	(6,401)	(3,701)
Loss on extinguishment of debt	176	460
Other, net	179	496
Changes in operating assets and liabilities:
Accounts receivable	(22,432)	(5,597)
Inventory	3,174	(27,655)
Prepaid expenses and other assets	(24,553)	(10,555)
Accounts payable and accrued expenses	42,995	1,498
Other liabilities	(4,412)	(4,376)
Net cash provided by operating activities	101,883	19,513

Cash flows from investing activities:
Purchase of property and equipment	(1,723)	(4,818)
Net cash used in investing activities	(1,723)	(4,818)

Cash flows from financing activities:
Proceeds from revolving line of credit	—	26,480
Repayment of revolving line of credit	—	(26,480)
Proceeds from long-term debt	—	25,581
Repayment of long-term debt	(30,000)	(54,525)
Debt issuance costs paid	—	(1,064)
Cash received from issuance of common stock	8,053	1,677
Other, net	(788)	(779)
Net cash used in financing activities	(22,735)	(29,110)

Net increase (decrease) in cash and cash equivalents	77,425	(14,415)
Cash and cash equivalents - beginning of period	43,353	57,768
Cash and cash equivalents - end of period	$120,778	$43,353

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted EBITDA
(unaudited)
(in thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2023	2022	2023	2022

Net income	$16,246	$1,556	$61,530	$21,770
Interest expense, net	106	529	2,018	2,441
Income tax (benefit) provision	(7,987)	(383)	2,544	3,661
Depreciation and amortization	4,617	5,694	18,016	22,403
EBITDA	$12,982	$7,396	$84,108	$50,275
Restructuring (income) expense (a)	—	(18)	—	50
Stock-based compensation	7,284	5,048	29,117	19,646
Loss on extinguishment of debt (b)	—	—	176	460
Other non-cash and non-recurring items (c)	977	386	3,380	4,256
Adjusted EBITDA	$21,243	$12,812	$116,781	$74,687

(a) Restructuring (income) expense during the three and twelve months ended March 31, 2022 relates to the closure of the Company’s manufacturing plant, including impairment of assets, the disposal of excess inventory on hand at the plant, the termination of manufacturing employees and sub lease income.
(b) Loss on extinguishment of debt includes the write-off of existing debt issuance costs and certain fees paid related to the amended credit agreement.
(c) Represents various other non-cash or non-recurring items, which historically include legal settlements, pre-launch costs to develop the Company’s brand, Keys Soulcare, third-party costs related to M&A due diligence, and amortization of internal-use software costs related to cloud applications.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP SG&A to non-GAAP adjusted SG&A
(unaudited)
(in thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2023	2022	2023	2022
Selling, general, and administrative expenses	$121,081	$65,332	$322,253	$221,912
Stock-based compensation	(7,195)	(4,964)	(29,005)	(19,336)
Other non-cash and non-recurring items (a)	—	83	—	(2,765)
Adjusted selling, general, and administrative expenses	$113,886	$60,451	$293,248	$199,811

(a) Represents various other non-cash or non-recurring items, which historically include legal settlements, pre-launch costs to develop the Company’s brand, Keys Soulcare, and third-party costs related to M&A due diligence.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted net income
(unaudited)
(in thousands, except share and per share data)

	Three months ended March 31,		Twelve months ended March 31,
	2023	2022	2023	2022
Net income	$16,246	$1,556	$61,530	$21,770
Restructuring (income) expense (a)	—	(18)	—	50
Stock-based compensation	7,284	5,048	29,117	19,646
Other non-cash and non-recurring items (b)	—	(83)	—	2,765
Loss on extinguishment of debt (c)	—	—	176	460
Amortization of acquired intangible assets (d)	2,029	2,030	8,122	8,123
Tax Impact (e)	(1,730)	(1,604)	(7,132)	(7,596)
Adjusted net income	$23,829	$6,929	$91,813	$45,218

Weighted average number of shares outstanding - diluted	56,641,510	53,778,530	55,337,554	53,654,303
Adjusted diluted earnings per share	$0.42	$0.13	$1.66	$0.84

(a) Restructuring (income) expense during the three and twelve months ended March 31, 2022 relates to the closure of the Company’s manufacturing plant, including impairment of assets, the disposal of excess inventory on hand at the plant, the termination of manufacturing employees and sub lease income.
(b) Represents various other non-cash or non-recurring items, which historically include legal settlements, pre-launch costs to develop the Company’s brand, Keys Soulcare, and third-party costs related to M&A due diligence.
(c) Loss on extinguishment of debt includes the write-off of existing debt issuance costs and certain fees paid related to the amended credit agreement.
(d) Represents amortization expense of acquired intangible assets consisting of customer relationships and trademarks.
(e) Represents the tax impact of the above adjustments.